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                                                                      EXHIBIT 21

UNITED RENTALS SUBSIDIARIES

Mercer Equipment Company, Inc. (NC)
Gene's Village Rental & Sales, Inc. (SC)
Salisbury Rental Center, Inc. (NC)
Access Rentals, Inc. (NY)
BNR Equipment, Inc. (NY)
United Rentals Of Canada, Inc.(CN)
Access Lift Equipment, Inc. (CN)
Manchester Equipment Rental & Sales, Inc. (CT)
Darien Rental Services, Inc., (CT)
Anchor Rental, Inc. (CT)
ASC Equipment Co., Inc. (NC)
Coran Enterprises, Inc. (CA)
A&A Tool Rentals & Sales, Inc. (CA)
Rent-It-Center, Inc. (UT)
J&J Rental Services, Inc. (TX)
A-1 Rents of Galveston, Inc. (TX)
Bronco Hi-Lift, Inc. (CO)
Mission Valley Rentals, Inc. (CA)
Channel Equipment Holdings, Inc. (TX)
River City Machinery, Inc. (TX)
Pro Rentals, Inc. (WA)
San Leandro Equipment Rentals Service, Inc. (CA)
Nevada High Reach Equipment, Inc. (NV)
America Rents (NV)
United Rentals of Utah, Inc. (UT)
  (inactive)
United Rents Et. Al., Inc. (CA)
  (inactive)